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                                                                    EXHIBIT 5.01


FRANK J. HARITON ATTORNEY-AT-LAW
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485 Madison Avenue 9th Floor. New York, New York 10022 (212) 752-7200. Fax:
(212) 758-7072


                                  July 11, 1996

Securities and Exchange Commission
450 Fifth Street, NEW
Washington, D.C 20549

    VITAFORT INTERNATIONAL CORPORATION - REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

    I have been requested by Vitafort International Corporation, a Delaware corporation (the "Company"), to furnish you with my opinion as to the matters hereinafter set forth in connection with the above captioned registration statement (the "Registration Statement") covering an aggregate of 2,746,261 shares (the "Shares") of the Company's common stock, offered on behalf of the Company in connection with: (i) a letter agreement between the Company and Lee Sacks; (ii) a letter agreement between the Company and Joff Pollon; (iii) a letter agreement between the Company and John Burchette; (iv) a letter agreement between the Company and Robert Luke; (v) a letter agreement and option agreements between the Company and Mark Beychok; (vi) a letter agreement between the Company and Eloy Ellis; (vii) a letter agreement between the Company and Allan Zackler; (viii) a letter agreement between the Company and Andrew Harrison; (ix) a letter agreement between the Company and Karyne Bozarjian; (x) a letter agreement between the Company and Bruce Barren; (xi) a letter agreement between the Company and Frank Hariton; (xii) a letter agreement between the Company and Don Finkelstein; (xiii) a letter agreement between the Company and Dana Perlman; (xiv) a letter agreement between the Company and Tom Myer; (xv) a letter agreement between the Company and Theo Bradford; (xivi) a letter agreement between the Company and Rene Lidle; (xvii) a letter agreement between the Company and Scott Sanders; and (xviii) a letter agreement between the Company and Matheau Dakoske (each a "Plan" and collectively the "Plans").

    In connection with this opinion, I have examined the Registration Statement and the Company's Certificate of Incorporation and by-laws, the Plans, copies of the records of corporate proceedings of the Company, and such other documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

    Based upon and subject to the foregoing, I am of the opinion that the Shares, when sold in accordance with the Plans, will be legally issued, fully paid and non-assessable.

    I render no opinion as to the laws of any jurisdiction other than the internal laws of the State of New York and the internal corporate law of the State of Delaware. I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Opinions" in the Registration Statement and in the prospectus included in the Registration Statement. I confirm that, as of the date hereof, I own the number of shares and derivative securities of the Company set forth in the Registration Statement under the heading "Interests of Named Experts and Counsel.


                                       Very truly yours


                                       /s/ FRANK HARITON
                                       --------------------------------------
                                           Frank J Hariton